Exhibit 10.28

KAYAK

Monday, October 22, 2007

Ms. Karen Klein

274 Columbine Drive

Clarendon Hills, IL 60514

Dear Karen:

I am pleased to offer you the position of General Counsel at Kayak.com (“Kayak”). This position will report to our Norwalk, CT office although we expect you will elect to continue spending much of your time in Chicago, IL. This letter sets forth the material terms of our offer of employment to you.

Start Date. Your employment will start on a date to be agreed upon by you and Kayak, and is expected to be no later than December 1, 2008. Your employment with Kayak will be “at will,” meaning that either you or Kayak may terminate, and that Kayak can change the terms of, our employment relationship at any time and for any reason, with or without notice and with or without cause, provided, however, that you will be entitled to receive six (6) months base salary plus bonus and payment of COBRA insurance coverage for the six (6) month severance term if your employment is terminated as a result of involuntary termination other than for cause.

Base Salary. Your starting salary will be $200,000 on an annualized basis, payable according to Kayak’s normal payroll policy and subject to normal tax withholdings. Your salary will be reviewed periodically, and any adjustment in your salary will be determined by Kayak management in its sole discretion.

Annual Bonus. You will be eligible for an annual incentive bonus up to 100% of your annual base compensation, payable at Kayak’s sole discretion in either cash or restricted stock. Actual payout will based on performance against goals and objectives established at the beginning of each fiscal year and will be determined by Kayak management in its sole discretion.

Stock Options. You will be permitted to participate in Kayak’s stack incentive plan. Pursuant to the plan, and subject to Board of Director approval we expect you will be granted 200,000 stock options. We anticipate that the shares of common stock subject to your stock option will be subject to vesting over four years so long as you continue to be employed with Kayak, according to the following schedule: twenty five percent (25%) of such shares will vest on the first anniversary of the date that you commence employment with Kayak; and the balance of such shares (75%) will vest on a pro rata basis at the end of each monthly period thereafter for the next thirty-six months. Any stock options and restricted stock granted to you will be on such terms and conditions, including, but not limited to, exercise price, vesting periods and repurchase rights, as are determined by Kayak management in its sole discretion and reflected in an agreement between Kayak and you.

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Offer Letter

Benefits. During your employment, you will be eligible to participate in family healthcare (medical and dental) insurance plans, employee long-term disability and life insurance plans, flexible spending plan and Kayak’s 401(k) plan, and other benefits made available to Kayak’s leadership team, subject to the terms and conditions of those plans, which may be changed by Kayak from time to time. You are eligible to participate in the healthcare insurance plans on the first of the month following 30 days from your hire date and are eligible to participate in the other plans on your hire date.

Vacation. You will accrue at least three weeks of paid vacation annually, subject to the terms and conditions of Kayak’s vacation policy. Our current policy offers unlimited vacation days provided that each employee’s job performance remains acceptable.

Agreement Regarding Confidentiality and Inventions. As a condition of employment, you agree to sign and comply with Kayak’s standard agreement regarding confidentiality and assignment of inventions.

This letter supercedes any previous discussions, representations and agreements you may have had about the terms of your possible employment with Kayak. By accepting this offer, you agree and acknowledge that you have not relied, and are not relying, on any oral or written statements, promises or representations made by any employee, agent, or representative of Kayak that are not expressly set forth in this letter.

Please indicate your acceptance of the terms of this offer letter by signing and dating this letter and returning it to me by October 24, 2007.

Please do not hesitate to contact me if you have any questions.

Sincerely,

Kayak.com

/s/ Steve Hafner
Steve Hafner
CEO & Cofounder
Kayak.com
27 Ann Street
Norwalk CT 06854 US
Tel +1 203 899-3104
Fax +1 203 899-3125

I have carefully read and fully understand all of the terms of this offer letter and accept employment with Kayak on those terms.

/s/ Karen Klein
Karen Klein

Dated:	10/22/07

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